EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 12, 2019 relating to the consolidated financial statements and financial statement schedules of WellCare Health Plans, Inc. and subsidiaries, and the effectiveness of WellCare Health Plans, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of WellCare Health Plans, Inc. for the year ended December 31, 2018.

/s/ Deloitte and Touche LLP

Tampa, Florida

May 23, 2019